EXHIBIT 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK
FOR FURTHER INFORMATION
At the Company — (702) 541-7777:
Dan Lee — Chairman & CEO
Alain Uboldi — COO
Steve Capp — CFO
Chris Plant or Lewis Fanger — Investor Relations
PINNACLE ENTERTAINMENT REPORTS STRONG FIRST QUARTER 2009 RESULTS
LAS VEGAS, April 24, 2009 — Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the first quarter ended March 31, 2009.
For the first quarter of 2009, revenues increased 4.8% to $269 million from $257 million in the 2008 first quarter. Consolidated Adjusted EBITDA(1) was $53.4 million in the 2009 first quarter, an increase of 50.7% from $35.4 million in the first quarter of 2008. The 2009 quarterly results reflect the continued ramp-up of operations at Lumière Place in downtown St. Louis (assisted by the November 2008 passage of Proposition A in Missouri); improved utilization of the hotel expansion at L’Auberge du Lac in Lake Charles, Louisiana, as well as a reduction in marketing and other start-up costs related to the expansion’s opening; and efforts to control overall costs.
On a GAAP (“Generally Accepted Accounting Principles”) basis, the Company reported income from continuing operations of $1.2 million, or $0.02 per share, in the 2009 first quarter compared to a loss from continuing operations of $15.8 million, or a loss of $0.26 per share in the prior-year period. Both periods included pre-opening and development costs, including $5.9 million in the 2009 quarterly period and $17.1 million in the 2008 period. Net income for the 2009 quarter was $0.9 million, or $0.02 per share, compared to $5.1 million, or $0.08 per share, in the 2008 period. The prior-year period included $20.8 million of income from discontinued operations, net of tax, primarily related to insurance proceeds received for damage from Hurricane Katrina.
“Our properties continued to perform well overall in the first quarter,” said Daniel R. Lee, Pinnacle’s Chairman and Chief Executive Officer. “In particular, Lumière Place continued to show dramatic progress in the first quarter of 2009, sequentially improving its revenues by 12.5% and Adjusted EBITDA by 66.9% from the fourth quarter of 2008. The property continues to earn accolades from customers and build its database of regular visitors, in no small part due to the extraordinary efforts of our dedicated employees. L’Auberge du Lac, meanwhile, which opened in 2005, also continues to mature and solidify its market position. For the 12 months ended March 31, 2009, L’Auberge du Lac had revenues of $350 million and Adjusted EBITDA of $90.1 million, resulting in strong returns on both our initial investment and the incremental investment in the 2007 expansion.”
Recent Developments
•
At River City, Pinnacle’s casino project in south St. Louis County, the building is now completely enclosed and the interior work has begun. Entry road construction is nearing completion with final paving expected to be completed this quarter. Approximately two-thirds of this road, which will improve access within the neighborhood, is expected to open to the public on May 28. The Company anticipates opening the $380 million River City project in the first quarter of 2010, contingent on final approval from the Missouri Gaming Commission.

•
In April 2009, the Louisiana Gaming Control Board granted the Company 150-day extensions for its Sugarcane Bay and Baton Rouge projects. The extensions, which were similar to earlier extensions approved in February 2009, were granted based on the continued disruption in the global capital markets. Pinnacle continues to perform site preparation work at Sugarcane Bay, adjacent to L’Auberge du Lac in Lake Charles, and design and entitlement work for its project in Baton Rouge. Pinnacle indicated to the Louisiana Gaming Control Board that it may need to seek additional extensions if credit markets do not improve. There is no certainty that such additional extensions will be granted.

Artists’ renderings for certain of the Company’s projects and corresponding pictures of the work in progress are available via its corporate website at www.pnkinc.com.
Property Highlights
L’Auberge du Lac
Revenues for the 2009 first quarter were $88.4 million, an 8.7% increase from $81.3 million in the prior-year period. Adjusted EBITDA increased 33.2% to $23.5 million in the 2009 first quarter from $17.7 million in the prior-year period. The expansion opened in late 2007 and early 2008 and became increasingly additive to the property’s results in the ensuing quarters.
Boomtown New Orleans
Revenues at Boomtown New Orleans were $38.3 million in the 2009 first quarter compared to $42.4 million in the prior-year period, reflecting the effects of significant marketing from competitors after the expansion of a racetrack casino located on the opposite side of the Mississippi River. Customer traffic in the 2009 period was also affected by levee construction along the major access road to the property. Adjusted EBITDA of $13.5 million in the 2009 first quarter compares to $15.3 million in the 2008 period.
Lumière Place
The Lumière Place complex consists of the Lumière Place Casino, Four Seasons Hotel St. Louis and HoteLumière. Revenues increased in the 2009 first quarter to $53.1 million from $38.0 million in the prior-year period. The 2008 period represented a partial quarter of operations for the complex’s two hotels, and the elimination of certain gaming restrictions in November 2008 helped support the 2009 first quarter results. Consistent with most new casino openings, operations at Lumière Place continued to improve in the first quarter of 2009 as it entered its second year of operations. Adjusted EBITDA increased to $10.6 million in the 2009 first quarter from $6.3 million in the 2008 fourth quarter and an Adjusted EBITDA loss of $562,000 in the 2008 first quarter.
Belterra Casino Resort
Revenues at Belterra were $41.0 million in the 2009 first quarter versus $42.0 million in the 2008 period. Despite a reduction in revenues, Adjusted EBITDA increased 6.3% to $7.8 million in the first quarter of 2009 from $7.3 million in the prior-year period due to a refocusing of the property’s marketing efforts and cost structure. In mid-March 2009, a competing racetrack replaced its temporary casino with a permanent facility. Another riverboat competitor plans to open a new, expanded casino in mid-2009.
Boomtown Bossier City
Revenues at Boomtown Bossier City for the 2009 first quarter were $24.8 million compared to $23.7 million in the prior-year period. Adjusted EBITDA was $6.2 million in the 2009 period, a 30.2% improvement from $4.7 million in the 2008 first quarter, reflecting a focus on the property’s marketing and cost structure, as well as a relatively stable economy for the Northwest Louisiana/East Texas area.
Casino Magic Argentina
Casino Magic Argentina consists of a sizable casino-hotel facility in the city of Neuquén and several smaller casinos in other parts of the Province of Neuquén. Revenues for the first quarter of 2009 increased to $9.5 million from $9.2 million in the prior-year quarter. Adjusted EBITDA was $2.8 million and $3.2 million for the first quarters of 2009 and 2008, respectively.

The Admiral Riverboat Casino
Beginning in late 2008, management eliminated mid-week table games operations at The Admiral and reduced operating hours for the entire casino mid-week. Due to these changes, as well as competition from the Company’s neighboring Lumière Place, revenues for the first quarter of 2009 declined to $6.0 million from $9.3 million for the prior-year quarter. While revenues at The Admiral have declined since the implementation of these changes, the Adjusted EBITDA losses have also declined. For the 2009 first quarter, the Adjusted EBITDA loss was $168,000 compared to an Adjusted EBITDA loss of $244,000 in the 2008 first quarter. The Company intends to seek approvals to relocate The Admiral to a different berthing location. There is no certainty that such approvals will be granted.
Boomtown Reno
In the 2009 first quarter, revenues were $7.6 million and Adjusted EBITDA loss was $1.3 million. For the comparable period in 2008, revenues were $10.7 million and Adjusted EBITDA loss was $2.3 million. Historically, the fourth and first quarters are seasonally slow periods for the Reno market, primarily due to winter weather that can significantly affect traffic flow along Interstate 80. While the casino is not a contributor to our income, we believe there is substantial value in the surrounding 500 acres of land owned by the Company alongside Interstate 80.
Other Items
Corporate Expenses. For the three months ended March 31, 2009 and 2008, corporate expenses were $9.5 million and $9.7 million, respectively.
Pre-opening and Development Costs. For details regarding the pre-opening and development costs, see the attached supplemental information table.
Interest Expense. Interest expense, net of capitalized interest, was $16.7 million in the 2009 first quarter versus $12.1 million in the prior-year period. Capitalized interest was $2.2 million and $7.0 million for the 2009 and 2008 periods, respectively, primarily reflecting the suspension of interest capitalization on the Atlantic City project, partially offset by increasing interest capitalization for the River City project.
Discontinued Operations. In July 2008, the Company decided to discontinue operations of The Casino at Emerald Bay, the Company’s former boutique casino located in the Bahamas. This casino officially ceased operations on January 2, 2009. Results of operations for The Casino at Emerald Bay are reflected in discontinued operations for all periods. The Company also classifies its former Biloxi casino as discontinued operations pending final resolution of its outstanding insurance claim, including the related insurance proceeds received in the first half of 2008.
Liquidity
At March 31, 2009, the Company had $131 million in cash and cash equivalents, an estimated $70 million of which is used in day-to-day operations. As of that date, $165 million was drawn and approximately $12.6 million of letters of credit were outstanding under the Company’s $625 million bank credit facility. As of that same date, the Company had invested approximately $160 million of the total project cost of its $380 million River City facility. Utilization of the credit facility is currently limited to $350 million by the indenture governing the Company’s 8.75% senior subordinated notes due 2013, which are currently callable. Under the Company’s various bond indentures, substantially greater utilization of the credit facility becomes possible once the Company’s ratio of EBITDA to interest exceeds 2.0 to 1.0, as defined in such indentures. Management believes that there is a possibility that the Company may achieve this ratio during 2009, although there is no certainty that this will be the case. Any such additional borrowings would also be subject to the financial covenants under the Company’s credit facility. As of April 24, 2009, the Company had drawn $184 million under its credit facility and the $12.6 million of letters of credit remain outstanding. The credit facility, which is the Company’s only senior secured debt, matures in December 2010. The Company’s three bond issues (all of which are senior subordinated) mature in 2012 ($275 million), 2013 ($135 million) and 2015 ($385 million).
Community Contribution
The Company pays significant taxes in the communities in which it operates. During the first three months of 2009, Pinnacle paid or accrued $68.4 million in gaming taxes, $6.5 million in payroll taxes, $5.6 million in property taxes, and $1.6 million in sales taxes. Setting aside income taxes, the Company paid or accrued $82.1 million for taxes to federal, state and local authorities in the first quarter of 2009.

Investor Conference Call
Pinnacle will hold a conference call for investors today, April 24, 2009, at 11:00 a.m. ET (8:00 a.m. PT) to discuss its 2009 first quarter financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.
A replay of the conference call will be available shortly after the conclusion of the call through May 8, 2009 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 96800453. The conference call will also be available for replay at www.pnkinc.com.
Non-GAAP Financial Measures
(1) Consolidated Adjusted EBITDA, Adjusted net income (loss), and Adjusted EBITDA are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, income tax benefits, minority interest and discontinued operations. The Company defines Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation and write-downs. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.
The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business segments. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) does not include the costs of the Company’s development activities, certain asset sale gains, income tax benefits or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business. Management believes that Adjusted EBITDA is a useful analytical tool as it enables management to evaluate the profitability of the gaming operations without taking into account the effect of certain non-operating expenses.

EBITDA measures, such as Consolidated Adjusted EBITDA, and Adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations and a reconciliation of GAAP net income (loss) to Adjusted net income (loss).
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina. The Company has a second casino development project under construction in the St. Louis area, to be called River City, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is also developing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay, and a casino resort in Baton Rouge, Louisiana. Additionally, Pinnacle owns a casino site at the heart of the Boardwalk in Atlantic City, New Jersey.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance, future growth, anticipated milestones, completion and opening schedules of various projects, construction schedules and budgets and new development opportunities, and the Company’s ability to relocate The Admiral Riverboat Casino in Missouri are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) if the Company continues with the construction of its current development projects, the Company may need to amend certain covenants in its credit facility or obtain waivers from its lenders; (b) the Company may not be able to renew or extend its credit facility or enter into a new credit facility in today’s difficult markets; its ability to renew or extend its credit facility or enter into a new credit facility may be impaired further if current market conditions continue or worsen; and if the Company is able to renew or extend its credit facility, it may be on terms substantially less favorable than the current credit facility; (c) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy as well as other factors that are difficult to predict and beyond the Company’s control; (d) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (e) the Company’s substantial funding needs in connection with its development projects, current expansion projects and other capital-intensive projects will require it to raise substantial amounts of money from outside sources and in the near term, the availability of financing may be constrained by current disruptions in the credit markets; (f) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties, including results from the opening of its new facilities, may not yield an adequate return on its substantial investments; (g) many construction-related factors, including the escalation of construction costs beyond increments anticipated in its construction budgets, could prevent the Company from completing its construction and development projects within budget and on time; (h) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (i) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for its River City, Sugarcane Bay and Baton Rouge projects, some of which are beyond its control; (j) the terms of the Company’s credit facility and the indentures governing its subordinated indebtedness impose operating and financial restrictions on the Company; (k) the outcome of the lawsuit with one of the Company’s insurers related to damage incurred at Casino Magic Biloxi could affect the Company’s right to, or delay, the receipt of insurance proceeds with respect to its hurricane-affected properties; (l) the Company’s insurance policy limits for Weather Catastrophe/Named Windstorm Occurrence, Flood and Earthquake are significantly less than its coverage for the 2005 hurricane season; and (m) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
(—financial tables follow—)

Pinnacle Entertainment, Inc.
Condensed Consolidated Income Statements
(In thousands, except per share data, unaudited)

	For the three months ended
	March 31,
	2009	2008
Revenues:
Gaming	$237,495	$228,202
Food and beverage	14,863	13,742
Lodging	8,397	6,129
Retail, entertainment and other	8,205	8,512

	268,960	256,585

Expenses and other costs:
Gaming	134,565	138,024
Food and beverage	15,264	15,021
Lodging	5,808	4,388
Retail, entertainment and other	4,310	5,813
General and administrative	57,936	59,691
Depreciation and amortization	26,201	28,461
Pre-opening and development costs	5,884	17,136
Write-downs, reserves and recoveries, net	412	(118)

	250,380	268,416

Operating income (loss)	18,580	(11,831)
Other non-operating income	133	1,139
Interest expense, net of capitalized interest	(16,678)	(12,083)

Income (loss) from continuing operations before income taxes	2,035	(22,775)
Income tax benefit	(808)	7,016

Income (loss) from continuing operations	1,227	(15,759)
Income (loss) from discontinued operations, net of income taxes	(296)	20,813

Net income	$931	$5,054

Net income per common share—basic
Income (loss) from continuing operations	$0.02	$(0.26)
Income (loss) from discontinued operations, net of income taxes	—	0.34

Net income per common share—basic	$0.02	$0.08

Net income per common share—diluted
Income (loss) from continuing operations	$0.02	$(0.26)
Income (loss) from discontinued operations, net of income taxes	—	0.34

Net income per common share—diluted	$0.02	$0.08

Number of shares—basic	60,008	59,949
Number of shares—diluted	61,876	60,085

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$130,852	$125,030
Other assets	166,794	164,157
Land, buildings, riverboats and equipment, net	1,645,936	1,630,037

Total assets	$1,943,582	$1,919,224

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$239,883	$236,546
Long-term debt, including current portion	956,632	943,332

Total liabilities	1,196,515	1,179,878

Stockholders’ equity	747,067	739,346

Total liabilities and stockholders’ equity	$1,943,582	$1,919,224

Pinnacle Entertainment, Inc.
Supplemental Information
Property Revenues and Adjusted EBITDA
(In thousands, unaudited)

	For the three months ended
	March 31,
	2009	2008
Revenues
L’Auberge du Lac	$88,398	$81,304
Boomtown New Orleans	38,289	42,431
Lumière Place (a)	53,139	37,958
Belterra Casino Resort	40,986	42,034
Boomtown Bossier City	24,814	23,695
Casino Magic Argentina	9,492	9,164
The Admiral Riverboat Casino	5,989	9,263
Boomtown Reno	7,573	10,682
Other	280	54

Total Revenues	$268,960	$256,585

Adjusted EBITDA (b)
L’Auberge du Lac	$23,534	$17,674
Boomtown New Orleans	13,492	15,315
Lumière Place (a)	10,577	(562)
Belterra Casino Resort	7,790	7,331
Boomtown Bossier City	6,180	4,748
Casino Magic Argentina	2,818	3,171
The Admiral Riverboat Casino	(168)	(244)
Boomtown Reno	(1,320)	(2,266)

	62,903	45,167
Corporate expenses	(9,527)	(9,748)

Consolidated Adjusted EBITDA (b)	$53,376	$35,419

Reconciliation to Income (Loss) from Continuing Operations
Consolidated Adjusted EBITDA	$53,376	$35,419
Depreciation and amortization	(26,201)	(28,461)
Pre-opening and development costs	(5,884)	(17,136)
Non-cash share-based compensation	(2,299)	(1,771)
Write-downs, reserves and recoveries, net	(412)	118
Other non-operating income (c)	133	1,139
Interest expense, net of capitalized interest	(16,678)	(12,083)
Income tax benefit	(808)	7,016

Income (loss) from continuing operations	$1,227	$(15,759)

(a)
Lumière Place includes the Lumière Place Casino and two hotels. The Lumière Place Casino opened on December 19, 2007, while the two hotels (the Pinnacle-owned Four Seasons Hotel St. Louis and HoteLumière) opened in February 2008.

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted EBITDA and Consolidated Adjusted EBITDA.

(c)	Reflects interest income.

Pinnacle Entertainment, Inc.
Supplemental Information
Pre-opening and Development Costs
(In thousands, unaudited)

	For the three months ended
	March 31,
	2009	2008
Pre-opening and Development Costs
Atlantic City (a)	$2,957	$5,686
River City (b)	1,229	948
Baton Rouge	1,040	4,750
Sugarcane Bay	578	497
Kansas City (c)	—	766
Lumière Place	—	3,638
Missouri Proposition A Initiative	—	592
Other	80	259

Total Pre-opening and Development Costs	$5,884	$17,136

(a)
In late 2008, management decided to complete certain demolition projects, but to otherwise suspend substantially all development activities in Atlantic City indefinitely. The continuing pre-opening and development costs include property taxes and other costs associated with ownership of the land.

(b)
Pre-opening costs at the River City project, expected to open in the first quarter of 2010, include $1.0 million and $0.5 million, respectively, for the three months ended March 31, 2009 and 2008 for non-cash, straight-lined rent accruals under a lease agreement.

(c)	We withdrew our application as an applicant for the Northeast Kansas Gaming Zone in late 2008 due to the deteriorating capital markets.

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliation of GAAP Net Income to Adjusted Net Income (Loss)
(In thousands, except per share data, unaudited)

	For the three months ended
	March 31,
	2009	2008

GAAP net income	$931	$5,054
Pre-opening and development costs	3,547	11,858
Non-cash share-based compensation	1,386	1,225
Write down, reserves, and recoveries, net	249	(82)
(Income) loss from discontinued operations	296	(20,813)

Adjusted net income (loss) (a)	$6,409	$(2,758)

Adjusted per common share — diluted
GAAP net income	$0.02	$0.08
Pre-opening and development costs	0.06	0.20
Non-cash share-based compensation	0.02	0.02
Write down, reserves, and recoveries, net	—	—
(Income) loss from discontinued operations	—	(0.35)

Adjusted net income (loss) per common share — diluted	$0.10	$(0.05)

Number of shares — diluted	61,876	60,085

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted net income (loss).